Exhibit 10.23
Directors’ Compensation Summary Sheet

	Board	Chairman of
	Members	the Board
Annual Retainer	$100,000	$180,000

Committee Chairs
Audit Committee	$25,000
Compensation Committee	$15,000
Nominating & Governance Committee	$15,000
FIRM Committee	$15,000
Deals Subgroup Committee Retainer	$10,000
Technology Subgroup Committee Retainer	$10,000

Stock Grants (1)	$140,000	$240,000

(1) Number of shares issued based upon FMV on date of grant.